UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2001

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events and Regulation FD Disclosure

See the following press release, dated May 2, 2001, announcing Gerber Coburn to Remain Business Segment of Gerber Scientific, Inc.:

For Immediate Release	Contact: Robert J. Goehring
May 2, 2001	(860) 648-8041

GERBER SCIENTIFIC COMPLETES EVALUATION OF STRATEGIC
ALTERNATIVES FOR ITS OPTICAL BUSINESS

Gerber Coburn to Remain Business Segment of Parent Company

SOUTH WINDSOR, CT --- Gerber Scientific, Inc. (NYSE: GRB) today reported it has completed its previously announced review of strategic alternatives for its optical lens processing unit, Gerber Coburn. Based on this review, Gerber Scientific Inc. has determined that Gerber Coburn will remain a business segment of the Company.

"Since last September, we have been exploring and evaluating, with the assistance of an investment banker, numerous options for Gerber Coburn, including possible sale, merger, or partnering with another business," said Michael J. Cheshire, Gerber Scientific's chairman and chief executive officer. "Following extensive review and discussions with potential strategic and financial parties, our board of directors concluded that retaining the business is in the best interests of the Company."

Cheshire went on to say, "Gerber Coburn has been a solid performer in a difficult market. The company has focused on introducing innovative products that differentiate it from its competitors and clearly define the company as a technology leader. Additionally, Gerber Coburn has taken a number of steps to align its costs more closely to market conditions while investing substantially in new product development and customer support and services. We will continue to invest in the optical segment at levels consistent with achieving business objectives and are optimistic about Gerber Coburn's ability to achieve even better results going forward."

Gerber Scientific had previously noted that any cash received in a transaction would have been used to repay debt. The Company is currently pursuing other asset sales to achieve this objective.

Gerber Scientific Inc. provides high technology systems and solutions that enable mass customization in diverse industries. Headquartered in South Windsor, Conn., Gerber Scientific is the world leader in three core markets - sign making and specialty graphics, apparel and flexible materials, and optical lens processing - which it serves through four wholly owned subsidiaries: Gerber Scientific Products, South Windsor, Conn.; Spandex PLC, Bristol, England; Gerber Technology, Tolland, Conn.; and Gerber Coburn Optical Inc., South Windsor, Conn. In addition, the company recently entered the packaging industry through its newly formed Gerber Innovations division, Manchester, Conn., and is currently bringing a new concept in point-of-sales merchandising to U.S. retailers via SignStorey Inc., Tolland, Conn. Gerber Scientific employs about 2,700 globally.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	May 2, 2001	By:	/s/Gary K. Bennett
Gary K. Bennett Senior Vice President, Finance (Principal Financial and Accounting Officer)